                                                                 Exhibit 99.e(2)

                            KOBRICK INVESTMENT TRUST

                             Distribution Agreement

      AGREEMENT made this 6th day of October, 1999 by and between Kobrick Investment Trust, a Massachusetts business trust (the "Trust"), and NEW ENGLAND FUNDS, L.P., a Delaware limited partnership (the "Distributor").

                                W I T N E S S E T H:

      WHEREAS, this Agreement has been approved by the Trustees of the Trust in contemplation of the transfer by the Distributor of its rights to receive the Class B Distribution Fee (as defined in the Class B Distribution and Service Plan attached hereto as Exhibit A) and/or contingent deferred sales charges to a financing party in order to raise funds to cover distribution expenditures;

      WHEREAS, the Trustees of the Trust recognize the importance to the Trust of the Distributor being able to obtain financing with which to pay commissions on Class B shares at the time of sale;

      WHEREAS, the Trustees of the Trust acknowledge that by providing financing to the Distributor the financing party enables the Distributor to provide valuable services to the Series (as defined below); and

      WHEREAS, the Trustees of the Trust, in the context of considering the best interests of the Series and its shareholders at the time of and in preparation for any vote, consent or other action that the Trustees of the Trust may from time to time take relating to the continued receipt by the Distributor (and/or the financing party) of the Distribution Fee, intend to consider the effect on the Distributor and any financing party of any such vote, consent or action.

      NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust and the Distributor agree as follows:

1. Distributor. The Trust hereby appoints the Distributor as general distributor of shares of beneficial interest ("Series shares") of the Trust's three series (the "Series") (Kobrick Capital Fund, Kobrick Growth Fund, and Kobrick Emerging Growth Fund) during the term of this Agreement. The Trust reserves the right, however, to refuse at any time or times to sell any Series shares hereunder for any reason deemed adequate by the Board of Trustees of the Trust.

2. Sale and Payment. Under this agreement, the following provisions shall apply with respect to the sale of and payment for Series shares:

            (a) The Distributor shall have the right, as principal, to purchase Series shares from the Trust at their net asset value and to sell such shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right, as principal, to sell shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor.

            (b) Prior to the time of delivery of any shares by the Trust to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Trust or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such shares. The Distributor shall retain so much of any sales charge or underwriting discount as is not allowed by it as a concession to dealers.

3. Fees. For its services as general distributor of the Class B Series shares, the Trust shall cause the Series to pay to the Distributor (or its designee or transferee) in addition to the sales charge, if any, referred to in Section 4 below, the Class B Distribution Fee at the rate and upon the terms and conditions set forth in the Class B Distribution and Service Plan attached as Exhibit A hereto, and as amended from time to time, and the Distributor shall also be entitled to receive any contingent deferred sales charges that may be payable upon redemption or repurchase of Class B Series shares. The Class B Distribution Fee shall be accrued daily and paid monthly to the Distributor (or, at its direction, to its designee or transferee) as soon as practicable after the end of the calendar month in which it accrues, but in any event within five business days following the last day of the month. So long as this agreement and the Class B Distribution and Service Plan have not been terminated in accordance with their respective terms, the Series' obligation to pay the Class B Distribution Fee to the Distributor shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Trust or the Series of its right separately to pursue any claims it may have against the Distributor and to enforce such claims against any assets (other than its rights to be paid the Class B Distribution Fee and to be paid contingent deferred sales charges with respect to Class B Series shares) of the Distributor).

4. Public Offering Price. The public offering price shall be the net asset value of Series shares, plus any applicable sales charge, all as set forth in the current prospectus and statement of additional information ("prospectus") of the Trust relating to the Series shares. In no event shall the public offering price exceed 1000/935 of such net asset value, and in no event shall any applicable sales charge or underwriting discount exceed 6.5% of the public offering price. The net asset value of Series shares shall be determined in accordance with the provisions of the agreement and declaration of trust and by-laws of the Trust and the current prospectus of the Trust relating to the Series shares.

5. Trust Issuance of Series Shares. The delivery of Series shares shall be made promptly by a credit to a shareholder's open account for the Series or by delivery of a share certificate. The Trust reserves the right (a) to issue Series shares at any time directly to the shareholders of the Series as a stock dividend or stock split, (b) to issue to such shareholders shares of the Series, or rights to subscribe to shares of the Series, as all or part of any dividend that may be distributed to shareholders of the Series or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Series, and (c) to sell Series shares in accordance with the current applicable prospectus of the Trust relating to the Series shares.

6. Redemption or Repurchase. The Distributor shall act as agent for the Trust in connection with the redemption or repurchase of Series shares by the Trust to the extent and upon the terms and conditions set forth in the current applicable prospectus of the Trust relating to the Series shares, and the Trust agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with such redemptions or repurchases. The Trust will remit to the Distributor any contingent deferred sales charges imposed on redemptions or repurchases of Series shares (other than Class B shares) upon the terms and conditions set forth in the then current prospectus of the Trust. The Trust will also remit to the Distributor (or its designee or transferee), in addition to the Class B Distribution Fee, any contingent deferred sales charges imposed on redemptions or repurchases of Class B shares, in accordance with the Remittance Agreement attached hereto as Exhibit B.

7. Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell Series shares but does not agree hereby to sell any specific number of Series shares and shall be free to act as distributor of the shares of other investment companies. Series shares will be sold by the Distributor only against orders therefor. The Distributor shall not purchase Series shares from anyone except in accordance with Sections 2 and 6 and shall not take "long" or "short" positions in Series shares contrary to the agreement and declaration of trust or by-laws of the Trust.

8. Compliance. The Distributor shall conform to the Rules of Fair Practice of the NASD and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Series shares. The Distributor agrees to make timely filings, with the Securities and Exchange Commission in Washington, D.C. (the "SEC"), the NASD and such other regulatory authorities as may be required, of any sales literature relating to the Series and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of Series shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use (which the Trust agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

9. Registration and Qualification of Series Shares. The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Series shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Trust and of the Series shares under the federal Securities Act of 1933 and the federal Investment Company Act of 1940 (the "1940 Act"), to the end that there will be available for sale from time to time such number of Series shares as the Distributor may reasonably be expected to sell. The Trust shall advise the Distributor promptly of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust or the Series shares, or rights to offer Series shares for sale, and
      (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Trust's registration statement or its prospectus relating to the Series shares in order to make the statements therein not misleading.

10. Distributor Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

11. Expenses Paid by Distributor. While the Distributor continues to act as agent of the Trust to obtain subscriptions for and to sell Series shares, the Distributor shall pay the following:

            (a) all expenses of printing (exclusive of typesetting) and distributing any prospectus for use in offering Series shares for sale, and all other copies of any such prospectus used by the Distributor, and

            (b) all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Series shares for sale.

12. Interests in and of Distributor. It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the agreement and declaration of trust or by-laws of the Trust, in the limited partnership agreement of the Distributor or by specific provision of applicable law.

13. Words. "New England" and "Nvest" and Letters "TNE". The Distributor and/or its parent organization and Nvest Companies, L.P. ("Nvest"), retain proprietary rights in the words "New England" and "Nvest", the letters "TNE", which may be used by the Trust and the Series only with the consent of the Distributor, which is authorized by Nvest to give such consent as provided herein. The Distributor may consent to the use by the Series of any name embodying the words "New England" or "Nvest" or the letters "TNE", in such forms as the Distributor shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust or the Series at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Distributor as agent of Nvest to the Trust and the Series to use said words or letters as part of a business or name is not exclusive of the right of the Distributor itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Distributor and the Trust and the Series, the Distributor has the exclusive right so to use, or authorize others to use, said words and letters, and the Trust agrees to take such action as may reasonably be requested by the Distributor to give full effect to the provisions of this section (including, without limitation, consenting to such use of said words or letters). Without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Distributor made within six months after the Distributor has knowledge of such termination or violation, use its best efforts to change the name of the Trust and the Series so as to eliminate all reference, if any, to the words "New England" or "Nvest" or the letters "TNE" and will not thereafter transact any business in a name containing the words "New England" or "Nvest" or the letters "TNE" in any form or combination whatsoever, or designate itself as the same entity as or successor to any entity of such name, or otherwise use the words "New England" or "Nvest" or the letters "TNE" or any other reference to the Distributor. Such covenants on the part of the Trust and the Series shall be binding upon it, its trustees, officers, shareholders, creditors and all other persons claiming under or through it.

14. Effective Date and Termination. This Agreement shall become effective as of the date first written above, and

            (a) Unless otherwise terminated, this Agreement shall continue in effect with respect to the shares of the Series for an initial term of two years and will continue thereafter so long as such continuation is specifically approved at least annually (i) by the Board of Trustees of the Trust or by the vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust, cast in person at a meeting called for the purpose of voting on such approval.

            (b) This Agreement may at any time be terminated on sixty days' notice to the Distributor either by vote of a majority of the Trust's Board of Trustees then in office or by the vote of a majority of the votes which may be cast by shareholders of the Series.

            (c) This Agreement shall automatically terminate in the event of its assignment (excluding for this purpose any assignment of rights to payment described in the recitals and in Section 19 of the Agreement which are hereby ratified and approved).

            (d) This Agreement may be terminated by the Distributor on ninety days' written notice to the Trust.

      Termination of this Agreement pursuant to this section shall be without payment of any penalty.

15. Definitions. For purposes of this Agreement, the following definitions shall apply:

            (a) The "vote of a majority of the votes which may be cast by shareholders of the Series" means (1) 67% or more of the votes of the Series present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting, whichever is less.

            (b) The terms "affiliated person," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

16. Amendment. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Series shall be approved (i) by the Board of Trustees of the Trust or by vote of a majority of the votes which may be cast by shareholders of the Series and
      (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust cast in person at a meeting called for the purpose of voting on such approval.

17. Applicable Law and Liabilities. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Series shares shall pass, in Boston, Massachusetts.

18. Limited Recourse. The Distributor hereby acknowledges that the Trust's obligations hereunder with respect to the shares of the Series are binding only on the assets and property belonging to the Series.

19. Payments to Distributor's Transferees. The Distributor may transfer its rights to payments hereunder with respect to Class B shares (but not its obligations hereunder) in order to raise funds to cover distribution expenditures, and any such transfer shall be effective upon written notice from the Distributor to the Trust. In connection with the foregoing, the Series is authorized to pay all or a part of the Distribution Fee and/or contingent deferred sales charges in respect of Class B shares directly to such transferee as directed by the Distributor.

20. Liquidation etc. As long as the Class B Distribution and Service Plan is in effect, the Series shall not change the manner in which the Distribution Fee is computed (except as may be required by a change in applicable law after the date hereof) or adopt a plan of liquidation without the consent of the Distributor (or any designee or transferee of the Distributor's rights to receive payment hereunder in respect of Class B shares) except in circumstances where a surviving entity or transferee of the Series' assets adopts the Class B Distribution and Service Plan and assumes the obligations of the Series to make payments to the Distributor (or its transferee) hereunder in respect of Class B shares.

21. "Distributor's Shares" etc. The Trust, on behalf of the Series, agrees that it will not pay any portion of the Class B Distribution Fee which is calculated by reference to the "Distributor's Shares" (nor shall it pay a Distribution Fee calculated by reference to Class B shares ("Other Class B Shares") other than the Distributor's Shares at a rate exceeding .75% per annum of the net assets attributable to Other Class B Shares) to any person other than the Distributor (or its designee or transferee) without the written consent of the Distributor. "Distributor's Shares" shall mean
      (i) Class B shares of the Series that were sold by the Distributor, plus
      (ii) Class B shares of the Series issued in connection with the exchange, for Class B shares of the Series, of Class B shares of another fund in the New England fund group that were sold by the Distributor, plus (iii) Class B shares of the Series issued in connection with the exchange, for Class B shares of the Series, of Class B shares of another fund in the New England fund group issued in respect of the automatic reinvestment of dividends or capital gain distributions in respect of Class B shares of such other fund that were sold by the Distributor, plus (iv) Class B shares of the Series issued in respect of the automatic reinvestment of dividends or capital gain distributions in respect of Class B shares of the Series described in clauses (i), (ii) and (iii). To the extent permitted under the 1940 Act, the terms of this Section 21 shall survive the termination of this Agreement.

22. Limitation on Reduction of Class B Distribution Fee. The Trust, on behalf of the Series, agrees that it will not reduce the Distribution Fee in respect of Series' assets attributable to Class B shares below the annual rate of 0.75% unless it has ceased (and not resumed) paying all "service fees" (within the meaning of Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. or any successor provision thereto) to the Distributor, to any affiliate of the Distributor and to any other person in circumstances where substantially all of the services and functions relating to the distribution of Class B Series shares have been delegated to, or are being performed by, the Distributor or an affiliate of the Distributor. To the extent permitted under the 1940 Act, the terms of this Section 22 shall survive the termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.




KOBRICK INVESTMENT TRUST,              NEW ENGLAND FUNDS, L.P.
on behalf of its three series:
                                       By:  NEF Corporation, its general partner
     Kobrick Capital Fund
     Kobrick Growth Fund
     Kobrick Emerging Growth Fund



By:  /s/ Frederick R. Kobrick          By:  /s/ Bruce R. Speca
------------------------------------       ------------------------------------
Name:    Frederick R. Kobrick          Name:    Bruce Speca
         Title:  President                      Title:   President

      A copy of the Agreement and Declaration of Trust establishing Kobrick Investment Trust (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust's three series: Kobrick Capital Fund, Kobrick Growth Fund and Kobrick Emerging Growth Fund (the "Series") on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Series.

                             New England Funds, L.P.
                               399 Boylston Street
                           Boston, Massachusetts 02116

                                Dealer Agreement

As dealer for our own account, we offer to sell to you shares of each of the Funds distributed by us (the "Funds" and each a "Fund"), each of which Funds we are a principal underwriter as defined in the Investment Company Act of 1940 (the "Act") and from which we have the right to purchase shares.

With respect to each of the Funds (except for paragraph 4, which applies only with respect to each Fund having in effect from time to time a service plan or service and distribution plan adopted pursuant to Rule 12b-1 under the Act):

1. In all sales of shares of the Fund to the public you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for any of the Funds or for us.

2. Orders received from you will be accepted by us only at the public offering price applicable to each order, except for transactions to which a reduced offering price applies as provided in the then current Prospectus (which term as used herein shall include the Statement of Additional Information) of the Fund. The minimum dollar purchase of shares of each Fund by any investor shall be the applicable minimum amount described in the then current Prospectus of the fund and no order for less than such amount will be accepted hereunder. The public offering price shall be the net asset value per share plus the sales charge, if any, applicable to the transaction, expressed as a percentage of the public offering price, as determined and effective as of the time specified in the then current Prospectus of the Fund. The procedures relating to the handling of orders shall be subject to any instructions that we shall forward from time to time to you. All orders are subject to acceptance or rejection by us in our sole discretion. You hereby agree to comply with the attached Policies and Procedures with Respect to the Sales of Shares of Funds Offering Multiple Classes of Shares.

3. The sales charge applicable to any sale of Fund shares by you and the dealer concession or commission applicable to any order from you for the purchase of Fund shares accepted by us shall be set forth in the then current Prospectus of the Fund. You may be deemed to be an underwriter in connection with sales by you of shares of the fund where you receive all or substantially all of the sales charge as set forth in the Fund's Prospectus, and therefore you may be subject to applicable provisions of the Securities Act of 1933.

We are entitled to a contingent deferred sales charge ("CDSC") on redemptions of applicable Classes of shares of the Funds, as described in the then current Prospectus. You agree that you will sell shares subject to a CDSC and that are to be held in omnibus accounts only if you are a NETWORKING participant with the National Securities Clearing Corporation and if such accounts are established pursuant to a NETWORKING Agreement.

Reduced sales charges or no sales charge may apply to certain transactions under letter of intent, combined purchases or investments, reinvestment of dividends and distributions, repurchase privilege, unit investment trust distribution reinvestment or other programs, as described in the then current Prospectus of the Fund.

4. Rule 12b-1 Plans. The substantive provisions of this Paragraph 4 have been adopted pursuant to Rule 12b-1 under the Act by certain funds, under plans pursuant to such Rule (each a "Plan")

(a) You agree to provide (i) for the Funds with a Service Plan, personal services to investors in shares of the Funds and/or the maintenance of shareholder accounts and (ii) for those Funds with a Service and Distribution Plan, both personal services to investors in shares of the funds and/or the maintenance of shareholder accounts and also distribution and marketing services in the promotion of Fund shares. As compensation for these services, we shall pay you, with respect to Fund shares which are owned of record by your firm as nominee for your customers or which are owned by those shareholders whose records, as maintained by the Fund or its agent, designate your firm as the shareholder's dealer of record, a quarterly services fee or services fee and distribution fee based on the average daily net asset value of such Fund shares at the rate set forth with respect to the Fund in the then current Prospectus. No such fee will be paid to you with respect to shares purchased by you and redeemed or repurchased by the Fund or by us as an agent within seven (7) business days after the date of our confirmation of such purchase. No such fee will be paid to you with respect to any of your customers if the amount of such fee based upon the value of such customer's Fund shares will be less than $5.00 Normally, payment of such fee to you shall be made within forty-five (45) days after the close of each quarter for which such fee is payable.

(b) You shall furnish us and the Fund with such information as shall reasonably be requested by the Trustees or Directors of the Fund with respect to the fees paid to you pursuant to this paragraph 4.

(c) The provisions of this Paragraph 4 may be terminated by the vote of a majority of the Trustees or Directors of the Fund who are not interested persons of the fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by a vote of a majority of the Fund's outstanding shares, on sixty (60) days' written notice, without payment of any penalty. Such provisions will be terminated also by any act that terminates either the Fund's Distributor's Contract or Underwriting Agreement with us or this Dealer Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the Act) of this Dealer Agreement.

(d) The provisions of the Distributor's Contract or Underwriting Agreement between the Fund and us, insofar as they relate to the Plan, are incorporated herein by reference. The provisions of this paragraph 4 shall continue in full force and effect only so long as the continuance of the Plan, the Distributor's Contract or Underwriting Agreement and these provisions are approved at least annually by a vote of the Trustees or Directors, including a majority of the Trustees or Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting thereon.

5. You agree to purchase shares only from us or from your customers. If you purchase shares from us, you agree that all such purchases shall be made only:
(a) to cover orders already received by you from your customers; (b) for shares being acquired by your customers pursuant to either Exchange privilege or the Reinvestment Privilege, as described in the then current prospectus of the Fund;
(c) for your own bona fide investment; or (d) for investments by any IRS qualified pension, profit sharing or other trust established for the benefit of your employees or for investments in Individual Retirement Accounts established by your employees, and if you so advise us in writing prior to any sale of Fund shares pursuant to this subparagraph (d), you agree to waive all your dealer concessions to all sales of Fund shares pursuant to this subparagraph (d). If you purchase shares from your customers, you agree to pay such customers not less than the applicable redemption price as established by the then current Prospectus of the Fund. We agree that we will not purchase any securities from the Fund except for our own bona fide investment purposes for the purpose of covering purchase orders that we have already received or for shares to be acquired by our customers pursuant to either exchange privilege or the repurchase privilege, as described in the then current prospectus of the Fund.

6. You shall sell shares only: (a) to customers at the applicable public offering price, except for shares being acquired by your customers at net asset value pursuant to either the exchange privilege or the repurchase privilege as described in the then current Prospectus of the Fund, and (b) to us agent for the Fund at the redemption price. In such a sale to us, you may act as either as principal for your own account or as agent for your customer. If you act as principal for your own account in purchasing shares for resale to us, you agree to pay your customer not less than the price that you receive from us. If you act as an agent for your customer in selling shares to us, you agree not to charge your customer more than a fair commission for handling the transaction, except that you agree to receive no compensation of any kind based on the reinvestment of redemption or repurchase proceeds pursuant to the repurchase privilege, as described in the current Prospectus of the Fund.

7. You hereby certify that all of your customers' taxpayer identification numbers ("TIN") or social security numbers ("SSN") furnished to us by you are correct and that you will not open an account without providing the customer's TIN or SSN.

8. You shall not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding; e.g., by a change in the net asset value from that used in determining the public offering price to your customers.

9. We will not accept from you any conditional orders for shares.

10. If any Fund shares sold to you under the terms of this Agreement are redeemed by the Fund or repurchased by us as agent for the Fund within seven (7) business days after the date of our confirmation of the original purchase by you, it is agreed that you shall forfeit your right to the dealer concession or commission received by you on such Fund shares.

We will notify you of any such repurchase or redemption within ten (10) business days after the date thereof and you shall forthwith refund to us the entire concession or commission allowed or paid to you on such sale. We agree, in the event of any such repurchase or redemption, to refund to the Fund the portion of the sales charge if any, retained by us and upon receipt from you of the concession allowed to you on Class A Shares, to pay such refund forthwith to the Fund.

11. Payment for Fund shares sold to you shall be made on or before the settlement date specified in our confirmation, at the office of our clearing agent, and by check payable to the order of the Fund, which reserves the right to delay issuance, redemption or transfer of shares until such check has cleared. If such payment is not received by us, we reserve the right, without notice, forthwith either to cancel the sale, or at our option, to sell the shares ordered back to the Fund, resulting from your failure to make payment as aforesaid.

12. You will also act as principal in all purchases by a shareholder for whom you are the dealer of record of fund shares with payments sent directly by such shareholder to the Shareholder Services and Transfer agent (the "Agent") specified in the then current Prospectus of the Fund, and you authorize and appoint the Agent to execute and confirm such purchases to such shareholder on your behalf. The Agent will remit not less frequently than monthly to you the amount of any concessions due with respect to such purchases, except that no concessions will be paid to you on any transaction for which your net sales concession is less than the total of $5.00 in any one month. You also represent that with respect to all such direct purchases by such shareholder, you may lawfully sell shares of such Fund in the state designated as such shareholder's record address.

13. Stock certificates for shares sold to you shall be issued only if specifically requested and upon terms specified from time-to-time by the Trustees of the Fund. If no open account registration or transfer instructions are received by the Agent within 20 days after payment by you for shares sold to you, an open account for such shares will be established in your name. You agree to hold harmless and indemnify us, the Agent and the Fund, for any loss or expenses resulting from such open account registration of such shares.

14. No person is authorized to make any representations concerning shares of the Fund except those contained in the then current Prospectuses of the Fund and in sales literature issued by us supplemental to such Prospectuses. In purchasing shares from us, you shall rely solely on the representations contained in such Prospectus and such sales literature. We will furnish you with additional copies of such Prospectuses and such sales literature and other releases and information issued by us in reasonable quantities upon request.

If, with prior approval from us, you use any advertisement or sales literature which has not been supplied by us, you are responsible for ensuring that the material complies with all applicable regulations and has been filed with the appropriate authorities. Also, you will send us copies of all such materials within (10) days of first use.

You shall indemnify and hold us (Distributor and its directors, officers, employees, and agents) harmless from and against any and all losses, claims, liabilities and expenses (including reasonable attorneys' fees)("Losses") incurred by any of them arising out of (i) your dissemination of information regarding any Fund that is alleged to contain an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to you by or on behalf of us or our affiliated persons ("Affiliates"), as defined under the Investment Company Act of 1940, as amended (the "1940 Act"), or accurately derived from information published or provided by or on behalf of us or any of our affiliates, (ii) any breach by you of any representation, warranty or agreement contained in this agreement, or (iii) any willful misconduct or negligence on your part in the performance of, or failure to perform, your obligations under this agreement, except to the extent such losses are caused by our breach of this Agreement or our willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement. This Section (16) shall survive termination of this Agreement.

15. The Fund reserves the right in its discretion and we reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of Fund shares entirely. We reserve the right, by written notice to you, to amend, modify, cancel or assign this Dealer Agreement. Notice for all purposes shall be deemed to be given when mailed or electronically transmitted to you.

16. This Dealer Agreement shall replace any prior agreement between you and us or any of our predecessor entities (TNE Investment Services, Investors Trust of Boston) and is conditioned upon your representation and warranty that you are a member of the National Association of Securities Dealers, Inc. Or, in the alternative, that you are a foreign dealer not eligible for membership in that Association, in which case you agree that, in making any sales to purchasers within the United States of securities acquired from us, you will conform to the provisions of paragraphs (a) and (b) of Rule 2420 of that Association's Conduct Rules. You and we agree to abide by the Rules and Regulations of the National Association of Securities Dealers, Inc. Including without limitation Conduct Rules 2310, 3110, and 2830 , and all applicable state and federal laws, rules and regulations.

You will not offer Fund shares for sale in any state (a) where they are not qualified for sale under the blue sky laws and regulations of such state or (b) where you are not qualified to act as a dealer.

In the event that you offer fund shares outside the United States, you agree to comply with the applicable laws, rules and regulations of the foreign government having jurisdiction over such sales, including any regulations of United States military authorities applicable to solicitations to military personnel.

17. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below. This Agreement shall be effective when accepted by you below and shall be construed under the laws of the Commonwealth of Massachusetts.




Accepted:                                   New England Funds, L.P.

                                            By: /s/ Bruce R. Speca
------------------------------------            -----------------------------
                                                    Bruce R. Speca, President
Dealer's Name

Address
------------------------------------

By:
   ---------------------------------
Authorized Signature of Dealer

------------------------------------
(Please print name)

Date:
     -------------------------------

    POLICIES AND PROCEDURES WITH RESPECT TO SALES OF NEW ENGLAND FUNDS OFFERING
                           MULTIPLE CLASSES OR SHARES

In connection with the offering by certain Funds (the "Funds") with multiple classes of shares, one subject to a front-end sales load and a service fee or service and distribution fee ("Class A shares"), one subject to a service fee, a distribution fee, no front-end sales load and a contingent deferred sales charge ("CDSC") on redemptions within a time period specified in the then current prospectus of the Fund ("Class B shares"), one subject to a service fee, distribution fee, no front-end sales load and a CDSC if redeemed in the first year ("Class C shares") and one intended only for certain institutional investors and subject to no front-end sales load ("Class Y shares"), an investor must choose the method of purchasing shares which best suits his/her particular circumstances. To assist investors in these decisions, the Distributor has instituted the following policies with respect to orders for Fund shares. These policies apply to each broker/dealer which distributes Fund shares.

1. No purchase order may be placed for Class B shares if the amount of the orders equals or exceeds $1,000,000 or the order is eligible for a net asset value purchase price (i.e. no front-end sales charge) of Class A shares, as provided in the prospectus.

2. No purchase order may be placed for Class C shares if the amount of the order equals or exceeds $1,000,000 or the order is eligible for a net asset value purchase price (i.e. no front-end sales charge) of Class A shares unless the investor indicates on the relevant section of the application that the investor has been advised of the relative advantages and disadvantages of Class A and C shares.

3. Any purchase order for less than $1,000,000 may be for either Class, A, B or C shares in light of the relevant facts and circumstances, including:

      a)    the specific purchase order dollar amount;
      b)    the length of time the investor expects to hold his/her shares; and
      c) any other relevant circumstances such as the availability of purchase under a Letter of Intent, Breakpoints (a volume discount), or Rights of Accumulation, as described in the prospectus.

4. The following types of investors are eligible only to purchase Class Y shares so long as they meet the minimum initial investment standard; they are not eligible to invest in Class A, B or C shares:

      a) tax-qualified retirement plans ($2,000,000 minimum initial investment);
      b) endowments, foundations and other tax-qualified organizations ($1,000,000 minimum initial investment);
      c) separate accounts of New England Financial or any insurance company affiliated with New England Financial (no minimum);
      d) omnibus accounts of retirement plans with at least 500 eligible plan participants and $1,000,000 of plan assets.

Institutional investors described above who will not make the initial minimum investment amount are eligible to invest in Class A, B or C shares. They should be advised, however, of the lower fees and expenses applicable to Class Y shares and should consider whether a larger investment, to meet the Class Y requirements, would be appropriate and desirable for their circumstances.

There are instances when one method of purchasing shares may be more appropriate than the other. For example, investors who would qualify for a significant discount from the maximum sales load on Class A shares may determine that payment of such a reduced front-end sales load and service fee is preferable to payment of a higher ongoing distribution fee. Investors whose orders would not qualify for such a discount and who anticipate holding their investment for more than eight years might consider Class B shares because 100% of the purchase price is invested immediately. Investors making smaller investments who anticipate redeeming their shares within eight years might consider Class C shares for the same reason.

Appropriate supervisory personnel within your organization must ensure that all employees and representatives receiving investor inquires about the purchase of shares of a Fund advise the investor of then available pricing structures offered by the Fund, and the impact of choosing one method over another. In some instances it may be appropriate for a supervisory person to discuss a purchase with the investor.

This policy is effective with respect to any order for the purchase of shares of a Fund offering multiple classes of shares.

Questions relating to this policy should be directed to Bruce R. Speca, President and Chief Executive Officer, New England Funds, L.P. at
(617) 578-1117.